EXHIBIT 23.1

THE WARNACO GROUP, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108744,  333-121771 and 333-125159 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statement and financial statement schedule of The Warnaco Group, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs relating to 1)  the valuation of limited partnership investments 2) a change in the method of accounting for uncertainty in income taxes 3) a change in the method of accounting for stock based compensation and 4) a change in the method of accounting for its defined benefit pension and other post retirement plans) appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 27, 2008